Exhibit 99

GORMAN-RUPP REPORTS RECORD SALES AND EARNINGS FOR THE

FIRST QUARTER 2012 AND DECLARES CASH DIVIDEND INCREASE

Mansfield, Ohio – April 26, 2012 – The Gorman-Rupp Company (NYSE Amex: GRC) reports record net sales and earnings for the first quarter 2012.

Net sales during the first quarter 2012 increased 22.3% to a record $102.8 million compared to $84.1 million during the same period in 2011. Net income increased 43.9% to a record $10.2 million compared to $7.1 million in the first quarter 2011. Earnings per share were $0.49 and $0.34 for the respective periods.

Increases in sales during the quarter were primarily in the construction, industrial, original equipment manufacturer (OEM) and agricultural markets, while municipal sales were flat largely due to decreased sales of pumps supplied for domestic flood control projects as compared to the first quarter of 2011. Domestic sales grew 24.6% and international sales grew 17.5% in the first quarter 2012 compared to the same period last year.

The increase in earnings during the quarter was due to improved operating leverage on record sales. As a percent of net sales, gross profit was 25.9% in the first quarter 2012, which represents a 50 basis-point increase from the first quarter 2011. Operating profit increased 210 basis-points during the first quarter 2012 to 14.8% of net sales compared to 12.7% during the same period last year.

Record shipments during the quarter, less intense demand for pumps in natural gas drilling applications and lower incoming orders for the municipal market resulted in a backlog of $139.1 million at March 31, 2012, a 1.4% decrease from a year ago and 10.5% lower than the backlog of $155.5 million at December 31, 2011.

Cash and short-term investments totaled $21.3 million and $10.0 million of bank debt was outstanding at March 31, 2012; this debt is expected to be repaid during 2012. Working capital increased 5.9% from December 31, 2011 to a record $111.2 million at March 31, 2012 primarily due to increased current accounts receivable as a result of the increase in net sales.

Jeffrey S. Gorman, President and CEO said, “We are off to a great start in 2012 with record quarterly revenue exceeding $100 million for the first time in Company history. We are equally pleased that our operations achieved record earnings by maintaining solid production and operating margins. We are however mindful of many significant global economic and political challenges that continue, and we have begun to experience some softening of incoming orders for pumps from the energy sector related to low natural gas prices and have seen few signs of returns to domestic commercial or residential construction and municipal infrastructure funding. The remainder of 2012 therefore is expected to be good but not at the record pace of this quarter.”

The Board of Directors of the Company has declared a quarterly cash dividend of $0.10 per share on the common stock of the Company, payable June 8, 2012, to shareholders of record on May 15, 2012. This marks the 249th consecutive quarterly dividend paid by The Gorman-Rupp Company and represents an 11.1% increase over the $0.09 dividend paid during the previous quarter.

“The increased cash dividend returns added value to our shareholders from our continuing strong operating performance and reflects the strength of our cash flow and balance sheet,” said Jeffrey S. Gorman, President and CEO.

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, the absence of which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) stability of government laws and regulations, including taxes; and (3) the Company’s future cash flow and financial condition.

David P. Emmens

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1477

NYSE Amex: GRC

For additional information, contact Wayne L. Knabel, Chief Financial Officer, Telephone (419) 755-1397.

The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended March 31,
	2012	2011
Net sales	$102,825	$84,074
Cost of products sold	76,151	62,688

Gross profit	26,674	21,386
Selling, general and administrative expenses	11,446	10,727

Operating income	15,228	10,659
Other income (expense)—net	154	(31)

Income before income taxes	15,382	10,628
Income taxes	5,141	3,509

Net income	$10,241	$7,119

Earnings per share	$0.49	$0.34

The Gorman-Rupp Company and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands of dollars)

	Unaudited March 31, 2012	December 31, 2011

Assets
Cash and short-term investments	$21,264	$21,202
Accounts receivable—net	63,050	56,419
Inventories	77,630	73,193
Deferred income taxes and other current assets	5,173	5,058

Total current assets	167,117	155,872
Property, plant and equipment—net	116,162	114,349
Other assets	3,996	2,998
Goodwill and other intangible assets	25,262	25,481

Total assets	$312,537	$298,700

Liabilities and shareholders' equity
Accounts payable	$18,269	$15,679
Short-term debt	10,000	10,000
Accrued liabilities and expenses	27,671	25,194

Total current liabilities	55,940	50,873
Pension benefits	6,941	6,571
Postretirement benefits	22,898	22,705
Deferred and other income taxes	3,718	3,787

Total liabilities	89,497	83,936
Shareholders’ equity	223,040	214,764

Total liabilities and shareholders' equity	$312,537	$298,700

Shares outstanding	20,990,893	20,990,893

Shares outstanding and per share data reflect the 5 for 4 stock split effective June 10, 2011.

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